Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
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www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (805) 563-7188

Tenet Agrees to Settle Pricing Class Action Lawsuits

DALLAS – March 10, 2005 – Tenet Healthcare Corporation (NYSE: THC) announced today that it has reached an agreement providing for a nationwide settlement of certain class action lawsuits  regarding prices that uninsured and some under-insured patients were charged for prescription drugs and other medical products and services at hospitals owned and operated by Tenet subsidiaries.

The settlement is subject to certain conditions, including court approval.  Tenet has established a reserve that it believes will be sufficient to cover the claims and expenses associated with the settlement.

“The settlement reflects Tenet’s ongoing commitment to provide fair treatment to patients without health insurance,” said E. Peter Urbanowicz, Tenet’s general counsel. “This settlement also is another important step in resolving the legacy legal issues facing our company.  We have said that where reasonable resolutions of legal issues can be reached, we will work hard to make those resolutions happen.”

The settlement is consistent with Tenet’s innovative Compact With Uninsured Patients, which it announced in January 2003.  Tenet’s Compact, which includes offering discounted pricing to the uninsured, was the first effort by a major hospital company to provide solutions to the challenges faced by patients without insurance.

Under the proposed settlement, for a period of four years Tenet has agreed to:

1.               Provide financial counseling to all uninsured patients, including help in understanding and applying for governmental financial assistance and charity care programs.  Subject to applicable legal requirements, Tenet will also post information on the availability of such financial assistance on hospital websites and at certain locations in its hospitals.

2.               Treat uninsured patients fairly and with respect during and after treatment, and regardless of their ability to pay for the treatment they receive.

3.               Offer uninsured patients reasonable payments and payment schedules.  If a patient has applied for financial assistance, Tenet will not attempt to collect fees from the patient while an eligibility determination on the patient’s completed application is pending.

4.               Follow a uniform credit and collection policy, including, among other things, a commitment not to pursue legal action for nonpayment of bills against any patient who is unemployed or without other significant assets or to place a lien on a patient’s home.

5.               Disclose to uninsured patients the estimated charges for anticipated treatment, subject to applicable legal requirements.

6.               Offer uninsured patients discounted pricing at rates comparable to the hospital’s current managed care rates.

In addition, Tenet has agreed to provide a reimbursement mechanism for uninsured patients who received medically necessary services at any of its hospitals between June 15, 1999 and Dec. 31, 2004 – the period covered by the lawsuits – and who paid more than a certain percentage of the hospital’s gross charges.  The specific percentage varies depending on the year the patient was treated.  Tenet also has agreed to offer to discount outstanding unpaid bills for uninsured patients who were treated at its hospitals during the settlement class period, and to make a $4 million charitable contribution to a health care-related charity specified by the plaintiffs’ counsel. As part of the settlement agreement, Tenet and its subsidiaries made no admission of liability and continue to dispute the allegations made in the lawsuits.

Class action lawsuits are currently pending against the company and certain of its hospitals in Alabama, California, Florida, Louisiana, Missouri, Pennsylvania, South Carolina, Tennessee and Texas.  If a

nationwide settlement is approved by the California court, those class action lawsuits will be subject to dismissal.  Tenet expects the approval process to take several months.  Under the settlement, detailed notices describing the steps to be taken by eligible patients who wish to request a refund or a revised bill will be mailed to class members and published in various periodicals.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.